                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                   AKSYS, LTD.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                                  AKSYS, LTD.
                              Two Marriott Drive
                         Lincolnshire, Illinois 60069
                                (847) 229-2020

                                                                 April 16, 2002

Dear Aksys stockholder:

   You are cordially invited to attend the 2002 Annual Meeting of Stockholders of Aksys, Ltd. The meeting will be held on Friday, May 17, 2002, at 2:00 p.m. local time, at the Marriott Lincolnshire Resort, Ten Marriott Drive, Lincolnshire, Illinois.

   The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be dealt with at the meeting. At the conclusion of the formal part of the meeting, we will report on current industry conditions and recent developments at Aksys. Members of the Board of Directors and our senior management team, as well as representatives from our independent auditors, will be present to discuss the affairs of Aksys and answer any questions.

   Also enclosed is our Annual Report for the year ended December 31, 2001, and proxy card for our 2002 Annual Meeting. It is important that your shares be represented and voted at the meeting, regardless of the size of your holdings. Accordingly, please vote the enclosed proxy to ensure your shares will be represented at the Annual Meeting.

   On behalf of the Board of Directors and management of Aksys, I would like to thank you for your continuing support and I look forward to seeing you on May 17.

                                          Sincerely,

                                          /s/ William C. Dow

                                          William C. Dow
                                          President and Chief Executive Officer

                                  AKSYS, LTD.
                              Two Marriott Drive
                         Lincolnshire, Illinois 60069
                                (847) 229-2020

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 May 17, 2002

   The Annual Meeting of Stockholders of Aksys, Ltd., a Delaware corporation (the "Company"), will be held on Friday May 17, 2002, at 2:00 p.m. local time (the "Annual Meeting"), at the Marriott Lincolnshire Resort, Ten Marriott Drive, Lincolnshire, Illinois, for the purpose of:

      (1) Electing two Class III Directors to serve until the annual meeting of stockholders in 2005 or until their successors are duly elected and qualified or until their earlier removal or resignation;

      (2) Transacting such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

   The Board of Directors has fixed the close of business on March 22, 2002, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

                                          By Order of the Board of Directors,

                                          /s/ William C. Dow
                                          William C. Dow
                                          President and Chief Executive Officer

April 16, 2002



Your vote is important. Whether or not you plan to attend the Annual Meeting and regardless of the number of shares you own, please promptly vote the enclosed proxy.

                                  AKSYS, LTD.
                              Two Marriott Drive
                         Lincolnshire, Illinois 60069
                                (847) 229-2020

                                PROXY STATEMENT

           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 17, 2002

   This Proxy Statement contains information related to the annual meeting of stockholders of Aksys, Ltd., a Delaware corporation (the "Company"), that will be held on Friday May 17, 2002 at 2:00 p.m. local time, at the Marriott Lincolnshire Resort (the "Annual Meeting"). The enclosed proxy is solicited by the Company's Board of Directors. The proxy materials relating to the Annual Meeting are first being mailed to stockholders entitled to vote at the meeting on or about, April 17, 2002.

   All outstanding shares of the Company's common stock (the "Common Stock") represented by properly executed and unrevoked proxies received in time for the meeting will be voted as instructed on the accompanying proxy card on each matter to be submitted to stockholders. If no instructions are given, the shares will be voted for the election of the nominees to the Board of Directors of the Company indicated below. Unless you hold your shares in "street name" through a broker, returning a completed proxy card will not prevent you from voting in person at the Annual Meeting should you be present and desire to vote. If you hold your shares in "street name" through a broker, you may be able to vote using the Internet or telephone. Please see the enclosed proxy card for specific instructions on the various methods of voting.

   A proxy may be revoked at any time prior to its exercise either by giving written notice of revocation to the Company or by submission of a later-dated proxy. If your shares are held in "street name" through a broker, you must contact your broker to revoke your proxy.

   Stockholders of record of the Common Stock at the close of business on March 22, 2002 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, the Company had 22,136,042 issued and outstanding shares of Common Stock. A list of our stockholders will be available for examination by stockholders of the Company, for any purpose germane to the Annual Meeting, at our headquarters for a period of ten days prior to the meeting. Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to stockholders. At the Annual Meeting, an inspector of elections will determine the presence of a quorum and tabulate the voting results. The holders of a majority of the total number of outstanding shares of Common Stock entitled to vote must be present in person or by proxy to constitute the necessary quorum for any business to be transacted at the Annual Meeting. In accordance with Delaware law, properly executed proxies marked "abstain" as well as proxies held in street name by brokers that are not voted on all proposals to come before the Annual Meeting ("broker non-votes") will be considered present for the purposes of determining whether a quorum is in attendance at the Annual Meeting.

   Directors are elected by a plurality vote, and as a result the two director nominees who receive the most votes will be elected. Stockholders have no right to cumulative voting as to any matter to be voted on at the Annual Meeting, including the election of directors. A properly executed proxy marked "WITHHOLD," a "broker non-vote" or an abstention will not be calculated in computing a plurality and thus will have no effect on the results of the election of the director nominees listed below.

   Approval of any other matter properly brought before the Annual Meeting requires the favorable vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting, unless a different vote is required by law or the Company's charter. Abstentions are treated as present and entitled to vote under Delaware law and therefore have the effect of a vote against any such proposals.

                             ELECTION OF DIRECTORS
                        (Proposal No. 1 on Proxy Card)

   The Board of Directors presently consists of six directors divided into three classes, with each class serving a three-year term. The stockholders elect approximately one-third of the Board of Directors each year. Mr. Peter H. McNerney has served as a director of the Company since April 1993, but has decided to not stand for re-election at the Annual Meeting in order to devote more time to his current job responsibilities as a managing director of Coral Partners II, a venture capital firm. The Board is grateful for the services of Mr. McNerney during the past nine years and wishes him the best in his future endeavors. Effective at the Annual Meeting, the Board will be comprised of five directors.

   The Board of Directors has nominated and recommends the election of each of the directors named below to serve a three-year term as a Class III Director or until his successor is elected and qualified or until his earlier removal or resignation. If the nominee becomes unavailable to serve for any reason or should a vacancy occur before the Annual Meeting (which events are not anticipated), the Board may substitute another person as a nominee or may increase or decrease the number of nominees to such extent as it shall deem advisable. In that case, the person named as proxy will vote for any substitute nominee designated by the Board.

   At present, no cash compensation or fees are payable to directors of the Company, other than reimbursement for reasonable travel expenses incurred in attending Board and Board committee meetings. However, under our 1996 Stock Awards Plan, each newly elected non-employee director receives an option to purchase 5,000 shares of Common Stock. Also, on the later of June 30 of each year and the day next following each annual meeting of stockholders of the Company, each non-employee director receives an automatic option to purchase 5,000 shares of Common Stock. These options vest and become exercisable in four equal installments on the first day of each calendar quarter that the director serves on the Board of Directors after the date of grant. Unless earlier terminated, forfeited or surrendered pursuant to the plan, each option granted to non-employee directors will expire on the tenth anniversary date of the grant.

                             Election of Directors
                   For Term Expiring at 2005 Annual Meeting
                                   Class III

Alan R. Meyer, 49                     Director since October 2001

   Alan R. Meyer has been an independent business consultant since November 2000. From December 1992 through October 2000, Mr. Meyer was the Executive Vice President, Chief Financial Officer and a member of the Board of Directors of PathoGenesis Corporation, a pharmaceutical company. From 1989 through 1992, Mr. Meyer was a partner of The Kensington Group, a provider of management services to healthcare companies. He was the Chief Financial Officer of Memtec North America Corporation, an industrial filtration company, from 1987 through 1988. He held various management positions in corporate finance and corporate development at Baxter Healthcare Corporation from 1981 though 1987. From 1977 through 1980, Mr. Meyer was a management consultant at Arthur Andersen & Co.

Bernard R. Tresnowski, 69               Director since April 1996

   Bernard R. Tresnowski served from December 1981 until his retirement in December 1994 as the President and Chief Executive Officer of the Blue Cross and Blue Shield Association, the national coordinating body for all Blue Cross and Blue Shield Plans. He has also held various other leadership positions in the healthcare industry, including President of the International Federation of Health Service Funds, Member of the Jackson Hole Group, Principal of the Dunlop Group of Six, Member of the Secretary of Health and Human Services Private/Public Sector Advisory Committee on Catastrophic Illness, Co-Chairman of the Secretary of Health and

Human Services Work Group on Electronic Data Interchange and Member of the American Medical Association National Health Policy Steering Committee. Mr. Tresnowski is a director of Alexian Brothers Medical Center and the Medic Alert Foundation.


 The Board of Directors unanimously recommends a vote "FOR" the election of each of the director nominees.


                             Continuing Directors
                   For Term Expiring at 2004 Annual Meeting
                                   Class II

William C. Dow, 55                  Director since September 1999

   William C. Dow was appointed President and Chief Executive Officer and a director of the Company in September 1999. From August 1997 until joining the Company in September 1999, he served as President and Chief Executive Officer of PLC Systems Inc., a manufacturer of lasers used in cardiac surgery. From 1993 to 1997, he served as President and Chief Executive Officer of Deknatel Snowden Pencer Worldwide, Inc., a $100 million medical device manufacturer that became a manufacturing and marketing subsidiary of Genzyme Corporation in 1996. Mr. Dow has over 25 years of experience in the medical device and service industry having held various positions in sales, marketing, distribution and general management with Griffith Micro Science, Kendall, Terumo and American Hospital Supply. Mr. Dow is a graduate of the United States Naval Academy with a Bachelor of Science in Engineering and served as both a pilot and a Supply Corps officer in the U.S. Navy.

W. Dekle Rountree, Jr., 60              Director since April 1993

   From April 1993 until his retirement in July 1998, W. Dekle Rountree, Jr. served as President and Chief Executive Officer of AcroMed Corporation, a company that designed and manufactured orthopedic spinal devices. Prior to this position, Mr. Rountree was Executive Vice President and Chief Operating Officer of BOC Health Care, a company that provided products and services for critical care in the hospital and home. Mr. Rountree has headed OHMEDA, a division of BOC Health Care, and has held multiple management positions with Baxter Travenol Laboratories, including President of the Artificial Organs (Renal) Division.

                             Continuing Directors
                   For Term Expiring at 2003 Annual Meeting
                                    Class I

Richard B. Egen, 63                  Director since November 1997

   Richard B. Egen has been Chairman of the Board of Directors since May 1999. From January 1997 to July 2001, Mr. Egen served as President and Chief Executive Officer of NephRx Corporation, a biotechnology company that is developing technology for kidney growth factors. From January through December 1996, Mr. Egen was an independent business consultant. From 1989 to 1995, Mr. Egen was President and Chief Executive Officer of Clintec International, a joint venture owned by Baxter International Inc. and Nestle S.A. Clintec International was engaged in the development of clinical nutrition products. Prior to working at Clintec International, Mr. Egen held various senior management positions during his fifteen-year career with Baxter International Inc., including corporate Senior Vice President. Mr. Egen serves as a director of Optical Sensors Incorporated.

Committees and Directors' Meetings

   The Board of Directors has two standing committees: the Audit Committee and the Compensation Committee. The Company does not have a standing nominating committee or other committee performing similar functions. The entire Board of Directors currently is responsible for filling vacancies on the Board as they occur and recommending candidates for election as directors at the annual meetings of stockholders. The Company's Bylaws, however, provide a procedure for stockholders to recommend candidates for director at an annual meeting. For more information see "Stockholder Proposals and Nominations" below. As discussed above, Mr. McNerney will be retiring from the board at the Annual Meeting and, therefore, will no longer be a member of the Compensation and Audit Committees.

   Compensation Committee. The Compensation Committee, which currently consists of Messrs. Egen, McNerney, Rountree and Tresnowski, is responsible for approving (or at the election of the Compensation Committee, recommending to the Board) compensation arrangements for officers and directors of the Company and administering the stock option and benefit plans.

   Audit Committee. The functions of the Audit Committee, which currently consists of Messrs. Egen, McNerney and Tresnowski, and its activities during fiscal 2001 are described below under the heading "Audit Committee Report" and in the Audit Committee Charter approved by the board. Mr. Meyer will be replacing Mr. McNerney on the Audit Committee.

   Board and Committee Meetings. The Board of Directors held 7 meetings during 2001. The Compensation Committee held 4 meetings and the Audit Committee held 2 meetings during 2001. Each of the directors attended at least 75% of the meetings of the Board and the committees on which they served.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

   Except as otherwise noted, the following table sets forth certain information as of March 22, 2002, as to the security ownership of those persons owning of record or known to the Company to be the beneficial owner of more than five percent of the voting securities of the Company and the security ownership of equity securities of the Company by (1) each of the directors of the Company, (2) each of the Named Executive Officers (as defined below) in the Summary Compensation Table and (3) all directors and executive officers as a group. All information with respect to beneficial ownership has been furnished by the respective director, executive officer or five percent beneficial owner, as the case may be. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their names. Beneficial ownership of the Common Stock referenced in the following table (including those shares of Common Stock which were issuable pursuant to the exercise of options which vest within 60 days of March 22,
2002) has been determined for this purpose in accordance with the applicable rules and regulations promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"). Except as indicated below, the address for each such person is c/o Aksys, Ltd., Two Marriott Drive, Lincolnshire, Illinois, 60069.

                                                                   Beneficially Percentage
Name of Beneficial Owner                                              Owned     Owned/(1)/
------------------------                                           ------------ ----------
Durus Capital Management, LLC/(2)/................................  1,819,454      8.1%
 888 Seventh Avenue, 29th Floor
 New York, NY 10106
Sutter Hill Ventures (and affiliates)/(3)/........................  1,473,863      6.7%
 Suite A-200
 755 Page Mill Road
 Palo Alto, CA 94304
AXA Assurances I.A.R.D. Mutuelle (and affiliates)/(4)/............  1,306,900      5.9%
 370, rue Saint Honore
 75001 Paris, France
Special Situations Fund III, L.P. (and affiliates)/(5)/...........  1,238,797      5.6%
 135 East 53rd Street
 New York, NY 10022
William C. Dow/(6)/...............................................    304,744      1.4%
Peter H. McNerney/(7)/............................................    288,405      1.3%
Richard P. Goldhaber..............................................     39,583        *
Dave Bellitt......................................................     25,088        *
Thomas F. Scully..................................................      4,774        *
Dennis G. Erwin...................................................          0        *
Richard B. Egen/(8)/..............................................     69,500        *
Alan R. Meyer/(9)/................................................     13,242        *
W. Dekle Rountree, Jr./(10)/......................................     72,500        *
Bernard R. Tresnowski/(11)/.......................................     37,250        *
                                                                    ---------
All directors and executive officers as a group (10 persons)/(12)/    855,086      3.8%

--------
   *Less than one percent of the issued and outstanding shares of Common Stock of the Company.
 (1) Based upon the number of shares of Common Stock outstanding and entitled to be voted at the Annual Meeting as of the Record Date.

 (2) As reported on a Schedule 13G filed with the Securities and Exchange Commission on February 6, 2002, by Scott Sacane as managing member of Durus Capital Management, LLC. Includes 281,454 shares of Common Stock subject to outstanding warrants.
 (3) As reported on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2002. The Schedule 13G was filed by Sutter Hill Ventures ("SHV"), Sutter Hill Entrepreneurs Fund (AI), L.P. ("SHEFI"), Sutter Hill Entrepreneurs Fund (OP), L.P. ("SHEFII"), David L. Anderson,
     G. Leonard Baker, Jr., William H. Younger, Jr., Tench Coxe. Messrs. Anderson, Baker, Younger and Coxe are the managing directors of the general partner of SHV, SHEFI and SHEFII, and as such share the voting and dispositive power over the shares held by SHV, SHEFI and SHEFII. Also includes 30,621 shares owned by Anvest L.P. Mr. Anderson is the general partner of Anvest L.P., and as such has voting and dispositive power over the shares held by Anvest L.P. Each of Messrs. Anderson, Baker, Younger and Coxe disclaims beneficial ownership in all of the shares held by SHV, SHEFI, SHEFII and Anvest, except as to his pecuniary interest in such partnerships.
 (4) As reported on a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2002. The Schedule 13G was filed by AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Conseil Vie Assurance Mutuelle, AXA Courtage Assurance Mutuelle., AXA and AXA Financial, Inc. (on behalf of its two subsidiaries--Alliance Capital Management L.P. ("Alliance") and The Equitable Life Assurance Society of the United States ("Equitable")). Of the 1,306,900 shares, (a) 1,230,700 shares are beneficially owned by Alliance, acquired solely for investment purposes on behalf of client discretionary investment advisory accounts, and (b) 76,200 shares are beneficially owned by Equitable, acquired solely for investment purposes. Alliance has sole voting power with respect to 880,100 shares, shared voting power with respect to 337,700 shares and sole dispositive power with respect to 1,230,700 shares. Equitable has sole voting and dispositive power with respect to 76,200 shares.
 (5) As reported on a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2002. The Schedule 13G was filed by Special Situations Fund III, L.P. ("SSFIII"), MGP Advisers Limited Partnership, Special Situations Private Equity Fund, L.P. ("SSPE"), MG Advisers L.L.C., Special Situations Cayman Fund, L.P. ("CAY"), MG Advisors, LLC, AWM Investment Company, Inc., and Austin W. Marxe and David M. Greenhouse. Of the 1,238,797 shares, (a) 709,700 shares are beneficially owned by SSFIII
     (b) 288,800 shares are beneficially owned by SSPE and (c) 240,297 shares are beneficially owned by CAY. Messrs. Marxe and Greenhouse, who serve as officers, directors, and members or principal stockholders of the four investment advisors, claim sole voting and dispositive power for all of the 1,238,797 shares.
 (6) Includes 296,125 shares of Common Stock subject to options exercisable within 60 days.
 (7) Includes 35,000 shares of Common Stock subject to options exercisable within 60 days.
 (8) Includes 69,500 shares of Common Stock subject to options exercisable within 60 days.
 (9) Includes 12,500 shares of Common Stock subject to options exercisable within 60 days.
(10) Includes 72,500 shares of Common Stock subject to options exercisable within 60 days.
(11) Includes 36,250 shares of Common Stock subject to options exercisable within 60 days.
(12) Includes 584,333 shares of Common Stock subject to options exercisable within 60 days.

                      COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

   The table below provides information relating to compensation for the Chief Executive Officer and the other highest paid executive officers of the Company earning $100,000 or more (collectively, the "Named Executive Officers") during fiscal 2001. The amounts shown include compensation for services in all capacities that were provided to the Company.

                                                                          Long-Term
                                                                         Compensation
                                            Annual Compensation             Awards
                                   ------------------------------------- ------------
                                                                          Securities   All Other
                                                          Other Annual    Underlying  Compensation
Name and Principal Position   Year Salary ($) Bonus ($) Compensation ($) Options (#)      ($)
---------------------------   ---- ---------- --------- ---------------- ------------ ------------
William C. Dow/(1)/.......... 2001  $310,000  $ 54,425        -0-           22,000           -0-
 President and Chief          2000  $310,000  $ 50,000        -0-              -0-      $100,661
 Executive Officer            1999  $ 73,864  $110,000        -0-          450,000      $ 14,130
Richard P. Goldhaber/(2)/.... 2001  $220,000  $  9,670        -0-            2,000      $ 17,156
 Sr. Vice President and       2000  $ 95,833  $ 20,000        -0-           85,000      $171,095
 Chief Technical Officer
Dave Bellitt/(3)/............ 2001  $200,000  $  1,615        -0-           15,000      $ 33,741
 Sr. Vice President           2000  $ 15,109       -0-        -0-           75,000           -0-
 Sales and Marketing
Dennis G. Erwin/(4)/......... 2001  $200,000  $  6,945        -0-            2,000      $100,000
 Sr. Vice President and       2000  $ 68,611       -0-        -0-          100,000           -0-
 Chief Financial Officer
Thomas F. Scully/(5)/........ 2001  $173,197       -0-        -0-            1,500           -0-
 Sr. Vice President
 Operations and Manufacturing

--------
(1) Compensation information for fiscal 1999 only includes compensation earned after Mr. Dow joined the Company in September 1999. During 1999, Mr. Dow received a signing bonus of $50,000 and an additional guaranteed bonus of $60,000. "All Other Compensation" of $100,661 and $14,130 represents reimbursement of Mr. Dow's relocation costs.
(2) Compensation information for fiscal 2001 includes a bonus $9,670 and additional relocation costs of $17,156. Compensation information for fiscal 2000 only includes compensation earned after Mr. Goldhaber joined the Company in July 2000. Upon joining the Company, Mr. Goldhaber received a signing bonus of $20,000. "All Other Compensation" of $171,095 represents Mr. Goldhaber's relocation costs.
(3) Compensation information for fiscal 2000 only includes compensation earned after Mr. Bellitt joined the Company in November 2000. "All Other Compensation" of $33,741 in 2001 represents Mr. Bellitt's relocation costs.
(4) Compensation information for fiscal 2000 only includes compensation earned after Mr. Erwin joined the Company in August, 2000. "All Other Compensation" of $100,000 represents a severance payment made to Mr. Erwin upon his separation from the Company in December 2001.
(5) Mr. Scully was promoted to Senior Vice President on December 1, 2001 and his new compensation for 2002 is $190,000.

Stock Option Grants

   The following table sets forth certain information with respect to stock options granted to the Named Executive Officers during the fiscal year ended December 31, 2001.

                       Option Grants In Last Fiscal Year

                                     Individual Grants
                     -------------------------------------------------
                                 Percent of
                                   Total
                      Number of   Options
                     Securities  Granted to
                     Underlying  Employees
                       Options   in Fiscal  Exercise Price  Expiration Grant Date
Name                 Granted (#)    2001    (Per Share) (1)  Date (2)  Value (3)
----                 ----------- ---------- --------------- ---------- ----------
William C. Dow......   22,000       19.1%       $16.75        01/2/11   $303,160
Richard P. Goldhaber    2,000        1.7          4.82       09/19/11      7,780
Dave Bellitt........   15,000       13.0          4.82       09/19/11     58,350
Thomas F. Scully....    1,500        1.3          4.82       09/19/11      5,835
Dennis G. Erwin.....    2,000        1.7          4.82       09/19/11      7,780

--------
(1) Options were granted at an exercise price equal to the fair market of the Company's Common Stock on the grant date.
(2) Options granted to the Named Executive Officers are subject to vesting and, accordingly, may expire before the dates indicated. Options generally vest over a four-year period.
(3) The estimated present value at grant date of options granted during fiscal 2001 has been calculated using the Black-Scholes options pricing model, based upon the following assumptions: estimated time until exercise of five years; an average risk-free interest rate of 3.89%; a volatility rate of 113%; and an expected dividend yield of 0%. The approach used in developing the assumptions upon which the Black-Scholes valuation was done is consistent with the requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."

Stock Option Holdings

   The following table sets forth information with respect to the Named Executive Officers concerning stock options held as of December 31, 2001.

                   Aggregated Fiscal Year-End Option Values

                                          Number of Securities
                                               Underlying      Value of Unexercised
                                          Unexercised Options      In-the-Money
                      Number of                at Fiscal        Options at Fiscal
                       Shares                 Year-End (#)         Year-End (1)
                     Acquired on  Value       Exercisable/         Exercisable/
Name                  Exercise   Realized    Unexercisable        Unexercisable
----                 ----------- -------- -------------------- --------------------
William C. Dow......     --         --      243,750/228,250           --/--
Richard P. Goldhaber     --         --       39,583/ 47,417           --/--
Dave Bellitt........     --         --       22,500/ 67,500           --/--
Thomas F. Scully....     --         --          375/  1,125           --/--
Dennis G. Erwin.....     --         --       31,875/ 70,125           --/--

--------
(1) Options are considered "in the money" if the fair market value of the underlying securities exceeds the exercise price of the options. The year-end values represent the difference between the fair market value of the Common Stock subject to the options (the stock's closing price as reported on the Nasdaq National Market was $4.65 on December 31, 2001, and the exercise price of the options. As of December 31, 2001, (a) Mr. Dow had options to purchase 450,000 shares at $5.313 per share and 22,000 shares at $16.750 per share, (b) Mr. Goldhaber had options to purchase 85,000 shares at $8.625 per share and 2,000 shares at $4.820 per share, (c) Mr. Bellitt had options to purchase 75,000 shares at $14.750 per share and 15,000 shares at $4.820, (d) Mr. Scully had options to purchase 1,500 shares at $4.820 and
   (e) Mr. Erwin had options to purchase 100,000 shares at $8.875 per share and 2,000 shares at $4.820 per share.

Severance Agreements

   The Company has entered into a severance, confidentiality and noncompetition agreement with Mr. Dow. The agreement provides for a non-competition period of two years following Mr. Dow's resignation or termination by the Company for cause or for one year following termination by the Company without cause or due to disability. Severance payments are provided for in the event of termination without cause or due to a disability. Such severance payments equal Mr. Dow's aggregate base salary for the prior twelve months before termination. Customary ownership of intellectual property and confidentiality provisions are also contained in these agreements.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The following Compensation Committee Report on Executive Compensation does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent specifically incorporated. The material set forth below is a report submitted by the Compensation Committee regarding compensation policies and programs for executive officers for fiscal year 2001.

Compensation Philosophy and Executive Compensation Objectives

   The management compensation program is designed to reward outstanding performance and results. The compensation philosophy and program objectives are directed by two primary guiding principles. First, the program is intended to provide fully competitive levels of compensation--at expected levels of performance--in order to attract, motivate and retain talented executives. Second, the program is intended to create an alignment of interests between the executives and stockholders such that a significant portion of compensation is directly linked to maximizing stockholder value.

   In support of this philosophy, the executive compensation program is designed to reward performance that is directly relevant to the short-term and long-term success of the Company. As such, the Company attempts to provide both short-term and long-term incentive compensation that varies based on corporate and individual performance. To accomplish these objectives, the Compensation Committee has structured the executive compensation program with three primary underlying components: base salary, annual incentives and long-term incentives in the form of stock options. The following sections describe these elements of compensation and discuss how each component relates to the overall compensation philosophy.

Base Salary Program

   The base salary program is based on a philosophy of providing base pay levels that are competitive with other development stage companies in the medical device industry. The Company periodically reviews its executive pay levels to ensure consistency with similarly positioned companies in such industry.

   Annual salary adjustments are based on several factors: the general level of market salary increases, individual performance and long-term value provided to the Company, competitive base salary levels and the Company's overall results.

Annual Bonus

   Annual bonuses are intended to (1) reward key employees based on Company and individual performance, (2) motivate key employees and (3) provide pay-for-performance cash compensation opportunities to participants. The criteria for bonus payments are based on the achievement of the specific development and Company milestones established by the Compensation Committee at the beginning of each fiscal year.

Long-Term Incentives

   Long-term incentives are designed to focus the efforts of key employees on the long-term goals of the Company and to maximize total return to the stockholders of the Company. The Compensation Committee has relied solely on stock option awards to provide long-term incentive opportunities. Stock options align the interests of key employees and stockholders by providing value to the key employee through stock price appreciation only. Stock options issued to employees generally have a ten-year term before expiration and are fully exercisable within four years of the grant date.

Compensation of President and Chief Executive Officer

   In setting Mr. Dow's base salary and awarding his cash bonus for fiscal 2001, the Compensation Committee evaluated the same factors which it considers in establishing the salary levels and bonuses of the other executive officers of the Company. In addition, the Compensation Committee considered the status of Mr. Dow as the Company's most senior officer and the important role he has in achieving overall corporate goals. In granting stock options to Mr. Dow, the Compensation Committee sets no fixed guidelines, but takes into consideration his total compensation package and competitive compensation data, the long-term nature of stock options, overall corporate financial performance, his role in attaining those results, and the number of options previously granted, although no particular weighting is assigned to any factor.

   Mr. Dow was awarded a base salary of $310,000 for fiscal 2001. The base salary awarded to Mr. Dow was set at a competitive level with respect to comparable companies. Mr. Dow was also granted an option to purchase 22,000 shares of Common Stock.

Deductibility of Executive Compensation

   Section 162(m) of the Internal Revenue Code generally disallows deductions to public companies for executive compensation in excess of $1 million to the chief executive officer and other named executive officers. The Company's policy is to comply with the requirements of Section 162(m) and maintain deductibility for all executive compensation, except in circumstances where the Compensation Committee concludes on an informed basis, in good faith, and with the honest belief that it is in the best interest of the Company and the stockholders to take actions with regard to the payment of executive compensation which do not qualify for tax deductibility. In fiscal 2001, the Company did not pay compensation to any executive that was subject to Section 162(m).

                            Compensation Committee
                                Richard B. Egen
                               Peter H. McNerney
                            W. Dekle Rountree, Jr.
                             Bernard R. Tresnowski

                            AUDIT COMMITTEE REPORT

   The following report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

   The Audit Committee is responsible for providing independent, objective oversight of the Company's accounting functions and internal controls. The Audit Committee is comprised of three independent directors, as defined by the rules of the National Association of Securities Dealers, and operates under a written charter approved by the Board of Directors on January 19, 2000.

   Management is responsible for the Company's internal controls and financial reporting processes. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee all of these processes.

   In connection with these responsibilities, the Audit Committee met with management and the Company's independent accountants, KPMG LLP, to review and discuss the December 31, 2001 financial statements prior to their issuance. The Audit Committee also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

   The Audit Committee has also received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with KPMG LLP matters relating to its independence.

   Based upon the Audit Committee's discussions with management and KPMG LLP, and the Audit Committee's review of the representations of management and KPMG LLP, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

                                Audit Committee
                                Richard B. Egen
                               Peter H. McNerney
                             Bernard R. Tresnowski

                               PERFORMANCE GRAPH

   The following graph compares our cumulative total stockholder return since December 31, 1996 with the Nasdaq Total Return Index and an index of certain companies selected by the Company as comparative to the Company in that each is or recently has been a development stage manufacturer of medical devices. The graph assumes that the value of the investment in the Common Stock and each index was $100.00 on December 31, 1996, and assumes that all dividends paid were reinvested.

                        Comparison of Our Common Stock,
           The Nasdaq Total Return Index and a Peer Group Index (1)

                                    [CHART]

              Aksys, Ltd.   Nasdaq Total Return Index    Peer Group Index
12/31/1996       $100                $100                     $100

12/31/1997        $36                $128                     $104

12/31/1998        $27                $179                      $74

12/31/1999        $30                $324                      $38

12/31/2000       $103                $201                      $79

12/31/2001        $29                $159                      $81

                          12/31/96 12/31/97 12/31/98 12/31/99 12/31/00 12/31/01
                          -------- -------- -------- -------- -------- --------
Aksys, Ltd...............   $100     $ 36     $ 27     $ 30     $103     $ 29
Nasdaq Total Return Index   $100     $128     $179     $324     $201     $159
Peer Group Index.........   $100     $104     $ 74     $ 38     $ 79     $ 81

--------
(1) The companies selected to form the Company's industry peer group index are Conceptus, Novoste, Optical Sensors and Urologix. The Company previously included Cardiac Pathways, CardioGenesis, Endovascular Technologies, FemRx, Heartstream, Minntech, and Sabratek in its peer group index but no longer does as a result of the acquisition or consolidation of those companies between 1997 and 2001.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Exchange Act requires the Company's directors and officers, and persons who own more than 10% of the Common Stock, to file reports of ownership and changes in ownership of shares of the Common Stock with the Securities and Exchange Commission (the "SEC"). Directors, officers and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon a review of the copies of such reports received by it, or written representations that no Forms 5 were required, the Company believes that, from January 1, 2001 through December 31, 2001, its directors, officers and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

                             INDEPENDENT AUDITORS

   The Board of Directors, upon the recommendation of its Audit Committee, has selected KPMG LLP to audit the books and accounts of the Company for the fiscal year ending December 31, 2002. Representatives of KPMG LLP are expected to be present at the Annual Meeting for the purpose of making a statement, should they so desire, and respond to stockholder questions.

      The following fees were billed to the Company by KPMG LLP during fiscal 2001:

      Audit Fees: KPMG LLP billed the Company aggregate fees of $63,000 for professional services rendered for the audit of the Company's annual financial statements for fiscal year 2001 and for reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for the first three quarters of fiscal 2001.

      Financial Information Systems Design and Implementation Fees: The Company did not engage KPMG LLP to provide advice to it regarding financial information systems design and implementation during fiscal 2001.

      All Other Fees: KPMG LLP billed the Company aggregate fees of $22,700 for all other non-audit services rendered to the Company in fiscal 2001, including services in connection with tax preparation and tax consultation services, and review of registration statements filed during 2001.

                     STOCKHOLDER PROPOSALS AND NOMINATIONS

   Proposals of stockholders intended to be eligible for inclusion in the Company's proxy statement and proxy card relating to the 2003 annual meeting of stockholders must be received by the Company on or before the close of business on December 17, 2002. Such proposals should be submitted by certified mail, return receipt requested and must otherwise comply with the applicable requirements of the Securities and Exchange Commission to be considered for inclusion in the proxy statement and proxy card.

   In addition, the Company's Bylaws establish an advance notice procedure with regard to certain matters, including stockholder nominations for directors and other proposals not included in the Company's proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received by the Secretary of the Company not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at the Company's annual meeting in 2003, such a nomination or proposal must be received by the Company after February 16, 2003 but not later than March 18, 2003. If the date of the annual meeting is more than 30 days from the anniversary date of the immediately preceding annual meeting, notice must be received no later than the close of business on the tenth day following the earlier of the date on which notice was mailed or public announcement of the date of the meeting was first made. A nomination or other proposal will be disregarded if it does not comply with the above procedures and any additional requirements set forth in the Bylaws. Please note these requirements relate only to the matters you wish to bring before your fellow stockholders at an annual meeting. They are separate from the SEC's requirements to have your proposal included in the Company's proxy statement.

                                   FORM 10-K

   The Company will furnish without charge to each person whose proxy is being solicited, upon written request of any such person, a copy of the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2001, as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to the Assistant Secretary, Aksys, Ltd., Two Marriott Drive, Lincolnshire, Illinois 60069.

                                 OTHER MATTERS

   The Company will bear the costs of soliciting proxies from its stockholders. In addition to the use of the mail, proxies may be solicited by the directors, officers and employees of the Company by personal interview, telephone, facsimile or other electronic means. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrange-ments will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

   As of the date of this Proxy Statement, the Board and management do not intend to present, nor do they know of any others who intend to present, any matters at the Annual Meeting other than those disclosed in the notice of the meeting. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted by the person or persons entitled to vote the shares represented by such proxies on any such other matter in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ William C. Dow
                                          William C. Dow
                                          President and Chief Executive Officer

April 16, 2002

   IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY VOTE THE ENCLOSED PROXY.

                                 *  *  *  *  *

[X]  Please mark your votes as in this example.

     This proxy, when properly executed, will be voted as specified. If a choice is not specified, this proxy will be voted FOR the nominees for Class III Directors.

I Will Attend the Annual Meeting
                                 -----

Change of Address/Comments on Reverse Side
                                           -----

1.  Election of Directors. (see reverse)

    FOR
               -----

    WITHHELD
               -----

    For all nominees listed hereon, except vote withheld for the following nominee(s):

    -----------------------------------

2. In his discretion, the proxy is authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

This proxy should be dated, signed by the stockholder exactly as the stockholder's name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


---------------------------------------


---------------------------------------
Signature(s)                Date

                                   AKSYS, LTD.

            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 17, 2002

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints William C. Dow, proxy and attorney-in-fact of the undersigned, with full power of substitution, to vote all of the shares of Aksys, Ltd., a Delaware Company (the "Company"), which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Marriott Lincolnshire Resort, Ten Marriott Drive, Lincolnshire, Illinois on Friday, May 17, 2002 at 2:00 p.m. local time, or at any adjournments or postponements thereof, as set forth on the voting side of this card and in the Notice and Proxy Statement of said meeting.

Election of All Nominees for Class III Directors (change of address/comments) Listed Hereon
                                                    ----------------------------
Nominees:  Alan R. Meyer
                                                    ----------------------------
           Bernard R. Tresnowski
                                                    ----------------------------

                                                    ----------------------------
                                                    (If you have written in the
                                                    above space, please mark the
                                                    corresponding box on the
                                                    reverse side of this card)

You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the recommendations of the Board of Directors. The above described proxy cannot vote your shares unless you sign and return this card.

                                      - 2 -